Exhibit 4.5

TEMBEC INC.

CONSOLIDATED BALANCE SHEETS

(unaudited) (in millions of Canadian dollars)

	Dec. 25, 2010	Sept. 25, 2010 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$56	$68
Cash held in trust	5	6
Accounts receivable	168	209
Inventories (note 3)	266	255
Prepaid expenses	7	7

	502	545
Fixed assets	494	498
Other assets (note 4)	38	34
Future income taxes (note 10)	25	27

	$1,059	$1,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating bank loans (note 5)	$3	$1
Accounts payable and accrued charges	213	238
Interest payable	1	3
Current portion of long-term debt (note 5)	17	17

	234	259
Long-term debt (note 5)	263	271
Other long-term liabilities and credits (note 6)	209	209
Shareholders’ equity:
Share capital (note 7)	570	570
Contributed surplus	5	5
Deficit	(222)	(210)

	353	365

	$1,059	$1,104

TEMBEC INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

Quarters ended December 25, 2010 and December 26, 2009

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

	Quarters ended
	Dec. 25, 2010	Dec. 26, 2009
Sales	$422	$412
Freight and other deductions	57	49
Lumber duties and export taxes	3	2
Cost of sales	329	339
Selling, general and administrative	18	18
Share-based compensation (note 7)	4	—
Depreciation and amortization	12	15
Other items (note 8)	3	(1)

Operating loss	(4)	(10)
Interest, foreign exchange and other (note 9)	13	13
Exchange gain on long-term debt	(6)	(16)

Loss before income taxes and non-controlling interest	(11)	(7)
Income tax expense (note 10)	1	1
Non-controlling interest	—	1

Net loss and comprehensive loss	(12)	(9)
Deficit, beginning of period	(210)	(262)

Deficit, end of period	$(222)	$(271)

Basic and diluted loss per share (note 7)	$(0.12)	$(0.09)

TEMBEC INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Quarters ended December 25, 2010 and December 26, 2009

(unaudited) (in millions of Canadian dollars)

	Quarters ended
	Dec. 25, 2010	Dec. 26, 2009
Cash flow from operating activities:
Net loss	$(12)	$(9)
Adjustments for:
Depreciation and amortization	12	15
Unrealized foreign exchange and other	1	4
Exchange gain on long-term debt	(6)	(16)
Future income tax expense (recovery) (note 10)	—	1
Other items (note 8)	—	(1)
Excess cash contributions over pension expense	(5)	—

	(10)	(6)
Changes in non-cash working capital:
Accounts receivable	39	18
Inventories	(12)	(2)
Prepaid expenses	1	1
Accounts payable and accrued charges	(23)	(19)

	5	(2)

	(5)	(8)

Cash flows from investing activities:
Additions to fixed assets	(8)	(6)
Proceeds on land sales and other	—	2
Other	(1)	(1)

	(9)	(5)
Cash flows from financing activities:
Change in operating bank loans	2	(10)
Repayments of long-term debt	(2)	(3)
Change in other long-term liabilities	2	2
Other	2	—

	4	(11)

	(10)	(24)
Foreign exchange on cash and cash equivalents held in foreign currencies	(2)	(1)

Net decrease in cash and cash equivalents	(12)	(25)
Cash and cash equivalents, net of bank indebtedness, beginning of period	68	105

Cash and cash equivalents, net of bank indebtedness, end of period	$56	$80

Supplemental information:
Interest paid	$9	$9
Income taxes paid	$—	$—

TEMBEC INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION

Quarters ended December 25, 2010 and December 26, 2009

(unaudited) (in millions of Canadian dollars)

	Quarter ended December 25, 2010
	Forest Products	Dissolving & Chemical Pulp	High-Yield Pulp	Paper	Corporate & other	Consolidated
Sales:
External	$90	$145	$100	$87	$—	$422
Internal	23	3	7	—	1	34

	113	148	107	87	1	456
Earnings (loss) before the following:	(11)	19	7	4	(8)	11
Depreciation and amortization	4	5	2	1	—	12
Other items (note 8)	—	—	—	—	3	3
Operating earnings (loss)	(15)	14	5	3	(11)	(4)

Net fixed asset additions	2	5	—	1	—	8

	Quarter ended December 26, 2009
	Forest Products	Dissolving & Chemical Pulp	High-Yield Pulp	Paper	Corporate & other	Consolidated
Sales:
External	$74	$204	$55	$79	$—	$412
Internal	21	7	7	—	2	37

	95	211	62	79	2	449
Earnings (loss) before the following:	(8)	15	4	(2)	(5)	4
Depreciation and amortization	4	7	3	1	—	15
Other items (note 8)	(1)	—	—	—	—	(1)
Operating earnings (loss)	(11)	8	1	(3)	(5)	(10)

Net fixed asset additions	2	2	1	1	—	6

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

1.	Business of the Company

The Company operates an integrated forest products business. The performance of each segment is evaluated by the management of the Company against short-term and long-term financial objectives as well as environmental, safety and other key criteria. During the December 2010 quarter, the Company reorganized its internal reporting structure, which impacted the operating segment disclosure included in the current period financial statements. Prior to the changes, the Company had reported its financial results based on five reportable segments: Forest Products, Pulp, Paper, Chemicals, and Corporate. The Pulp segment included six pulp mills. Subsequent to the organizational changes, the Pulp segment has been divided into two segments: Dissolving and Chemical Pulp and High-Yield Pulp. Each segment includes three pulp mills. As well, the Chemicals segment is now part of the Dissolving and Chemical Pulp segment. A significant portion of Chemicals sales are related to by-products generated by the two dissolving pulp mills. The Forest Products, Paper and Corporate segments were unaffected by the organizational changes. The Forest Products segment consists primarily of forest and sawmill operations, which produce lumber and building materials. The Dissolving and Chemical Pulp segment consists primarily of manufacturing and marketing activities of dissolving and chemical pulps including the transformation and sale of resins and pulp by-products. The High-Yield Pulp segment includes the manufacturing and marketing activities of high-yield pulps. The Paper segment consists primarily of production and sales of bleached board and newsprint. Intersegment transfers of wood chips, pulp and other services are recorded at transfer prices agreed to by the parties, which are intended to approximate fair market value. The accounting policies used in these business segments are the same as those described in the annual audited consolidated financial statements. Comparative prior period segment information has been restated to conform with the new segment presentation.

2.	Significant accounting policies

These interim consolidated financial statements are prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP), which require management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. These interim consolidated financial statements do not include all disclosures required under Canadian GAAP for annual financial statements and, accordingly, should be read in conjunction with the consolidated financial statements and the notes thereto included in the Company’s latest annual consolidated financial statements. The same accounting policies as described in the Company’s latest annual consolidated financial statements have been used.

3.	Inventories

	Dec. 25, 2010	Sept. 25, 2010
Finished goods	$118	$111
Logs and wood chips	68	64
Supplies and materials	80	80

	$266	$255

The provision to adjust inventories to net realizable values relating to logs and finished goods was $3 million (Sept. 2010 - $4 million).

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

4.	Other assets

	Dec. 25, 2010	Sept. 25, 2010
Loan receivable - Temlam	$23	$23
Note receivable	2	2
Long-term loans to employees	2	2
Deferred pension costs	9	6
Other	2	1

	$38	$34

5.	Operating bank loans and long-term debt

Operating bank loans

As part of the financial recapitalization that occurred in February 2008, the Company negotiated a $205 million revolving working capital facility maturing in December 2011. The facility is subject to a permanent availability reserve of $25 million. This amount can be increased to $35 million if the Company’s trailing 12-month EBITDA (as defined in the agreement) falls below $80 million. The facility has a first priority charge over the receivables and inventories and a second priority charge over the remainder of the assets of the Company’s significant North American operations. As part of the long-term debt refinancing that occurred during the September 2010 quarter and which is discussed in the following section, the lenders of the revolving working capital facility sought and obtained an increase of US $50 million to the availability reserve. As at December 25, 2010, the amount available and unused was $91 million and $34 million was reserved for letters of credit.

The French operations are supported by mill specific “receivable factoring” agreements. As such, the borrowing base fluctuates periodically, depending on shipments and cash receipts. As at the end of December 2010, the unused amount available was $21 million net of borrowings of $3 million.

Long-term debt

	Maturity	Dec. 25, 2010	Sept. 25, 2010
Tembec Inc. - 6% unsecured notes	09/2012	$7	$9
Tembec Industries - US $255 million, 11.25% senior secured notes	12/2018	257	261
Tembec SAS	09/2020	12	14
Tembec Envirofinance SAS	06/2016	7	7
Kirkland Lake Engineered Wood Products Inc.	Various	8	8
Other	Various	2	2

		293	301
Less current portion		17	17
Less unamortized financing costs		13	13

		$263	$271

On August 17, 2010, the Company completed a private offering of US $255 million in aggregate principal amount of 11.25% senior secured notes due December 15, 2018. The notes are senior obligations secured by a first priority lien on certain of the property and assets of the Company and the guarantors of the notes, other than receivables, inventory and certain intangibles upon which the note holders have a second priority lien. The notes are guaranteed by the Company and certain of its subsidiaries. The proceeds from the offering, together with cash on hand, were used to permanently repay all outstanding indebtedness under the previous US $300 million term loan facility, to pay prepayment premiums in connection therewith and to pay fees and expenses related to the offering.

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

6.	Other long-term liabilities and credits

	Dec. 25, 2010	Sept. 25, 2010

Accrued benefit liability - pension benefit plans	$128	$130
Accrued benefit liability - other benefit plans	57	57
Reforestation - BC operations	11	9
Environmental and other asset retirement obligations	4	4
Other	9	9

	$209	$209

7.	Share capital

Authorized

Unlimited number of common voting shares, without par value.

Unlimited number of non-voting Class A Preferred shares issuable in series without par value, with other attributes to be determined at time of issuance.

11,111,111 warrants convertible in equal amount of common shares and expiring February 29, 2012. The warrants shall be deemed to be exercised and shall be automatically converted into new common shares when the 20-day volume- weighted average trading price of a single common share reaches or exceeds $12.00 or immediately prior to any transaction that would constitute a change of control.

a)	Common shares and warrants issued

	Dec. 25, 2010	Sept. 25, 2010

Issued and fully paid:
100,000,000 common shares	$564	$564
11,093,943 warrants	6	6

	$570	$570

b)	Loss per share

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	Quarters ended
	Dec. 25, 2010	Dec. 26, 2009

Net loss	$(12)	$(9)
Weighted average number of common shares outstanding	100,000,000	100,000,000
Dilutive effect of employees stock options and warrants	—	—
Weighted averaged number of diluted common shares outstanding	100,000,000	100,000,000
Basic and diluted loss per share	$(0.12)	$(0.09)

The warrants and the employees stock options had no dilutive effect for the above periods; however, these securities could potentially dilute earnings per share in future periods.

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

7.	Share capital (continued)

c)	Share-based compensation

Under the prior Long-Term Incentive Plan, the Company had, from time to time, granted options to its employees. The plan provided for the issuance of common shares at an exercise price equal to the market price of the Company’s common shares on the date of the grant. These options vest over a five-year period and expire ten years from the date of issue.

The following table summarizes the changes in options outstanding and the impact on weighted average per share exercise price during the period:

		December 25, 2010
	Shares	Weighted average exercise price

Balance, beginning of fiscal year	161,123	$89.01
Options cancelled	2,858	172.59

Balance, end of December 2010	158,265	$87.50

Of the total 2,858 options cancelled, 2,383 expired and 475 were forfeited.

During the December 2010 quarter, the Company recorded $3 million compensation expense relating to its Performance-Conditioned Restricted Share Unit plan and $1 million under the Directors’ Share Award plan for a total of $4 million for these programs.

On November 17, 2010, non-executive members of the Board were granted 655,175 Deferred Share Units (DSUs). These DSUs will vest in three equal amounts over the next three Annual General Shareholders’ meetings beginning on January 27, 2011.

8.	Other items

2010

As a result of an order issued by the Ontario Ministry of the Environment, the Company has had to undertake the removal of black liquor from storage tanks and pipelines of the bankrupt Marathon, Ontario pulp facility. Costs for the December 2010 quarter amounted to $1 million.

Also during the December 2010 quarter, the Company recorded a charge of $2 million for shutdown related and legacy costs for the closed newsprint mill located in Pine Falls, Manitoba.

2009

During the December 2009 quarter, the Company completed the sale of a number of land properties and recorded a gain of $1 million.

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

9.	Interest, foreign exchange, and other

	Quarters ended
	Dec. 25, 2010	Dec. 26, 2009

Interest on long-term debt	$8	$7
Interest on short-term debt	—	1

	8	8

Exchange loss on conversion of integrated foreign subsidiaries	2	3
Other foreign exchange items	3	2

	5	5

	$13	$13

Foreign exchange items included in the financial statements are as follows:

	Quarters ended
	Dec. 25, 2010	Dec. 26, 2009

Exchange gain on long-term debt	$(6)	$(16)
Exchange loss on conversion of integrated foreign subsidiaries	2	3
Other foreign exchange items	3	2

	$(1)	$(11)

10.	Income taxes

	Quarters ended
	Dec.25, 2010	Dec. 26, 2009

Loss before income taxes and non-controlling interest	$(11)	$(7)
Income tax recovery based on combined federal and provincial income tax rates of 27.8% (2009 - 29.8%)	$(3)	$(2)
Increase (decrease) resulting from:
Future income tax adjustment due to rate enactments	—	2
Change in valuation allowance	4	5
Difference in statutory income tax rate	1	—
Permanent differences:
Non-taxable portion of exchange gain on long-term debt	(1)	(2)
Non-deductible (taxable) exchange loss (gain) on conversion of integrated foreign subsidiaries	—	(4)
Other permanent differences	—	2

	4	3

Income tax expense	$1	$1

Income taxes:
Current	$1	$—
Future	—	1

Income tax expense	$1	$1

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

11.	Employee future benefits

The following table presents the Company’s future benefit costs:

	Quarters ended
	Dec. 25, 2010	Dec. 26, 2009

Defined benefit pension plans	$3	$5
Other employee future benefit plans	1	1
Defined contribution and other retirement plans	3	2

	$7	$8

12.	Financial instruments

Fair value

The carrying amount of cash and cash equivalents, accounts receivable, operating bank loans, accounts payable and accrued charges approximates their fair values because of the near-term maturity of those instruments.

The carrying value and the fair value of long-term debt were as follows:

	Dec. 25, 2010	Sept. 25, 2010

Carrying value	$280	$288
Fair value	$293	$301

Credit risk

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	Dec. 25, 2010	Sept. 25, 2010

Loans and receivables	$195	$236
Cash, cash equivalents and cash held in trust	$61	$74

Liquidity risk

A liquidity reserve in the form of cash and undrawn revolving credit facilities is maintained to assist in the solvency and financial flexibility of the Company. Liquidity reserves totaled $139 million at December 25, 2010. Repayment of amounts due within one year may also be funded by normal collection of current trade accounts receivable and cash on hand.

The following are the contractual maturities of financial liabilities, including interest payments and excluding the impact of netting agreements:

	Carrying amount	Contractual cash flows	6 months or less	6-12 months	1-2 years	2-5 years	More than 5 years
Secured bank loans	$265	$499	$15	$15	$31	$92	$346
Unsecured loans	28	32	5	4	8	11	4
Operating bank loans	3	3	3	—	—	—	—
Trade and others	215	215	215	—	—	—	—

	$511	$749	$238	$19	$39	$103	$350

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

13.	Capital management

It is the Company’s objective to manage its capital to ensure adequate capital resources exist to support operations while maintaining its business growth. The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk of characteristics of the underlying assets.

The Company monitors capital on the basis of net debt to total capitalization ratio. Net debt is calculated as a total debt (long-term debt plus bank indebtedness/operating lines) less cash, cash equivalents, and cash held in trust. Total capitalization includes net debt plus future income taxes, other long-term liabilities and credits, and shareholders’ equity.

The Company’s strategy is to maintain the net debt to total capitalization ratio at 40% or less. The objective is to keep a strong balance sheet and maintain the ability of the Company to access capital markets at favourable rates. The debt to total capitalization ratio for the Company as at December 25, 2010 and September 25, 2010, was at 28% and 27%, respectively.

14.	Supplemental condensed consolidating financial information

The following condensed consolidating financial information has been included in these consolidated financial statements in compliance with National Instrument 51-102 – Continuous Disclosure Obligations under Canadian provincial securities laws.

The senior secured notes (the “Notes”) of Tembec Industries Inc. (the “Subsidiary Issuer”) are fully and unconditionally guaranteed on a joint and several basis by Tembec Inc. (the “Parent Company”) and most of the Subsidiary Issuer’s subsidiaries located in Canada (the “Guarantor Subsidiaries”). The Subsidiary Issuer and each of the Guarantor Subsidiaries are 100% owned by the Parent Company. The Notes are not guaranteed by the Company’s other subsidiaries (the “Other Subsidiaries”).

The Subsidiary Issuer and the Guarantor Subsidiaries have agreed to enter into a registration rights agreement with the initial purchasers pursuant to which they have agreed to use commercially reasonable efforts to register with the SEC new notes (the “Exchange Notes”) having substantially identical terms as the Notes. The Exchange Notes will not contain terms with respect to restrictions on transfer or additional interest. The Subsidiary Issuer and the Guarantor Subsidiaries will use commercially reasonable efforts to cause the exchange offer to be completed within 270 calendar days after the original issue date of the Notes, and under certain circumstances, file a shelf registration statement with respect to the Notes. In addition, the Parent Company, the Subsidiary Issuer, and the Guarantor Subsidiaries must maintain their registration with the SEC throughout the life of the Exchange Notes. If the Subsidiary Issuer and the Guarantor Subsidiaries fail to satisfy their obligations under the registration rights agreement, they will be required to pay additional interest to the holders of the Notes of a maximum annual amount of US $2.5 million, under certain circumstances.

The Notes are also subject to customary covenants, which may restrict the Parent Company’s ability to, among other things, pay dividends and make other restricted payments as defined in the Indenture dated August 17, 2010.

The following supplemental condensed consolidating financial information sets forth, on an unconsolidated basis, the balance sheets as at December 25, 2010, September 25, 2010 and December 26, 2009, and the statements of operations and cash flows for the quarters ended December 25, 2010 and December 26, 2009, for the Parent Company and for the Subsidiary Issuer. It also provides the same information on a combined basis for the Guarantor Subsidiaries and the Other Subsidiaries.

The supplemental condensed consolidating financial information, which has been prepared in accordance with Canadian GAAP, reflects the investments of the Parent Company in the Subsidiary Issuer using the equity method. Investments of the Subsidiary Issuer in the Guarantor Subsidiaries and Other Subsidiaries are also accounted for using this method.

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated balance sheets under Canadian GAAP

	December 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$2	$12	$42	$—	$56
Cash held in trust	—	—	—	5	—	5
Accounts receivable	36	301	137	38	(344)	168
Inventories	—	—	245	21	—	266
Prepaid expenses	—	1	5	1	—	7

	36	304	399	107	(344)	502
Investments	325	622	—	—	(947)	—
Fixed assets	—	5	398	91	—	494
Other assets	—	27	10	1	—	38
Future income taxes	1	—	—	24	—	25

	$362	$958	$807	$223	$(1,291)	$1,059

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating bank loans	$—	$—	$—	$3	$—	$3
Accounts payable and accrued charges	—	195	275	88	(344)	214
Current portion of long-term debt	5	—	—	12	—	17

	5	195	275	103	(344)	234
Long-term debt	4	243	—	22	(6)	263
Other long-term liabilities and credits	—	133	49	27	—	209
Future income taxes	—	57	(55)	(2)	—	—
Shareholders’ equity:
Share capital	570	551	668	34	(1,253)	570
Contributed surplus	5	5	—	5	(10)	5
Deficit	(222)	(226)	(130)	34	322	(222)

	353	330	538	73	(941)	353

	$362	$958	$807	$223	$(1,291)	$1,059

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated balance sheets under Canadian GAAP (continued)

	September 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$1	$24	$43	$—	$68
Cash held in trust	—	—	—	6	—	6
Accounts receivable	38	350	175	41	(395)	209
Inventories	—	—	231	24	—	255
Prepaid expenses	—	1	5	1	—	7

	38	352	435	115	(395)	545
Investments	337	565	—	—	(902)	—
Fixed assets	—	5	404	89	—	498
Other assets	—	27	6	1	—	34
Future income taxes	1	—	—	26	—	27

	$376	$949	$845	$231	$(1,297)	$1,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating bank loans	$—	$—	$—	$1	$—	$1
Accounts payable and accrued charges	—	173	305	157	(394)	241
Current portion of long-term debt	5	—	—	12	—	17

	5	173	305	170	(394)	259
Long-term debt	6	248	—	23	(6)	271
Other long-term liabilities and credits	—	133	48	28	—	209
Future income taxes	—	54	(53)	(1)	—	—
Shareholders’ equity:
Share capital	570	551	669	(27)	(1,193)	570
Contributed surplus	5	5	—	5	(10)	5
Deficit	(210)	(215)	(124)	33	306	(210)

	365	341	545	11	(897)	365

	$376	$949	$845	$231	$(1,297)	$1,104

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated balance sheets under Canadian GAAP (continued)

	December 26, 2009
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$2	$56	$22	$—	$80
Cash held in trust	—	—	—	—	—	—
Accounts receivable	40	454	120	118	(473)	259
Inventories	—	—	258	60	—	318
Prepaid expenses	—	1	7	4	—	12

	40	457	441	204	(473)	669
Investments	276	466	—	—	(742)	—
Fixed assets	—	7	424	186	—	617
Other assets	—	14	5	—	—	19
Future income taxes	—	—	—	—	—	—

	$316	$944	$870	$390	$(1,215)	$1,305

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating bank loans	$—	$—	$81	$27	$—	$108
Accounts payable and accrued charges	—	136	267	324	(472)	255
Current portion of long-term debt	5	—	—	14	—	19

	5	136	348	365	(472)	382
Long-term debt	7	315	—	48	(6)	364
Other long-term liabilities and credits	—	160	50	44	—	254
Future income taxes	—	45	(44)	—	—	1
Shareholders’ equity:
Share capital	570	551	668	(24)	(1,195)	570
Contributed surplus	5	5	—	5	(10)	5
Deficit	(271)	(268)	(152)	(48)	468	(271)

	304	288	516	(67)	(737)	304

	$316	$944	$870	$390	$(1,215)	$1,305

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated statements of operations and deficit under Canadian GAAP

	Quarter ended December 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation Adjustments	Consolidated
Sales	$-	$1	$378	$47	$(4)	$422
Freight and other deductions	-	-	55	4	(2)	57
Lumber duties and export taxes	-	-	3	-	-	3
Cost of sales	-	-	293	38	(2)	329
Selling, general and administrative	—	2	15	1	—	18
Share-based compensation	—	4	—	—	—	4
Depreciation and amortization	—	—	10	2	—	12
Other items	—	1	2	—	—	3

Operating earnings (loss)	—	(6)	—	2	—	(4)
Interest, foreign exchange and other	—	4	8	1	—	13
Exchange loss (gain) on long-term debt	—	(5)	—	(1)	—	(6)

Earnings (loss) before income taxes and non-controlling interest	—	(5)	(8)	2	—	(11)
Income tax expense (recovery)	—	2	(2)	1	—	1
Share of results of significantly influenced companies	12	4	—	—	(16)	—
Non-controlling interest	—	—	—	—	—	—

Net earnings (loss) and comprehensive earnings (loss)	(12)	(11)	(6)	1	16	(12)
Deficit, beginning of year	(210)	(215)	(124)	33	306	(210)

Deficit, end of year	$(222)	$(226)	$(130)	$34	$322	$(222)

Basic and diluted loss per share						$(0.12)

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated statements of operations and deficit under Canadian GAAP (continued)

	Quarter ended December 26, 2009
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation Adjustments	Consolidated

Sales	$—	$—	$295	$121	$(4)	$412
Freight and other deductions	—	—	42	8	(1)	49
Lumber duties and export taxes	—	—	2	—	—	2
Cost of sales	—	—	243	99	(3)	339
Selling, general and administrative	—	—	14	4	—	18
Depreciation and amortization	—	—	10	5	—	15
Other items	—	—	(1)	—	—	(1)

Operating earnings (loss)	—	—	(15)	5	—	(10)
Interest, foreign exchange and other	—	15	10	(12)	—	13
Exchange loss (gain) on long-term debt	—	(13)	—	(3)	—	(16)

Earnings (loss) before income taxes and non-controlling interest	—	(2)	(25)	20	—	(7)
Income tax expense (recovery)	—	6	(6)	1	—	1
Share of results of significantly influenced companies	9	—	—	—	(9)	—
Non-controlling interest	—	—	—	1	—	1

Net earnings (loss) and comprehensive earnings (loss)	(9)	(8)	(19)	18	9	(9)
Deficit, beginning of year	(262)	(260)	(133)	(66)	459	(262)

Deficit, end of year	$(271)	$(268)	$(152)	$(48)	$468	$(271)

Basic and diluted loss per share						$(0.09)

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated statements of cash flows under Canadian GAAP

	Quarter ended December 25, 2010
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation Adjustments	Consolidated

Cash flows from operating activities:
Net earnings (loss)	$(12)	$(11)	$(6)	$1	$16	$(12)
Adjustments for:
Depreciation and amortization	—	—	10	2	—	12
Unrealized foreign exchange and others	—	—	—	1	—	1
Exchange loss (gain) on long-term debt	—	(5)	—	(1)	—	(6)
Future income tax expense (recovery)	—	2	(2)	—	—	—
Other items	—	—	—	—	—	—
Excess cash contributions over pension expense	—	(1)	(3)	(1)	—	(5)
Share of results of significantly influenced companies	12	4	—	—	(16)	—
Other	—	—	(1)	1	—	—

	—	(11)	(2)	3	—	(10)
Changes in non-cash working capital:
Accounts receivables	2	30	36	(29)	—	39
Inventories	—	—	(14)	2	—	(12)
Prepaid expenses	—	—	1	—	—	1
Accounts payable and accrued charges	—	(19)	(31)	27	—	(23)

	2	11	(8)	—	—	5

	2	—	(10)	3	—	(5)

Cash flows from investing activities:
Additions to fixed assets	—	—	(4)	(4)	—	(8)
Proceeds on land sales and other	—	—	—	—	—	—
Decrease in investments	—	—	—	—	—	—
Other	—	—	—	(1)	—	(1)

	—	—	(4)	(5)	—	(9)
Cash flows from financing activities:
Change in operating bank loans	—	—	—	2	—	2
Repayments of long-term debt	(2)	—	—	—	—	(2)
Change in other long-term liabilities	—	—	1	1	—	2
Other	—	1	1	—	—	2

	(2)	1	2	3	—	4

	—	1	(12)	1	—	(10)
Foreign exchange on cash and cash equivalents held in foreign currencies	—	—	—	(2)	—	(2)

Net increase (decrease) in cash and cash equivalents	—	1	(12)	(1)	—	(12)
Cash and cash equivalents, net of bank indebtedness, beginning of period	—	1	24	43	—	68

Cash and cash equivalents, net of bank indebtedness, end of period	$—	$2	$12	$42	$—	$56

Supplemental information:
Interest paid						$9
Income tax paid						$—

TEMBEC INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited) (in millions of Canadian dollars, unless otherwise noted)

14.	Supplemental condensed consolidating financial information (continued)

Condensed consolidated statements of cash flows under Canadian GAAP (continued)

	Quarter ended December 26, 2009
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Other Subsidiaries	Consolidation adjustments	Consolidated
Cash flows from operating activities:
Net earnings (loss)	$(9)	$(8)	$(19)	$18	$9	$(9)
Adjustments for:
Depreciation and amortization	—	—	11	4	—	15
Unrealized foreign exchange and others	—	—	—	4	—	4
Exchange loss (gain) on long-term debt	—	(13)	—	(3)	—	(16)
Future income tax expense (recovery)	—	7	(6)	—	—	1
Other items	—	—	(1)	—	—	(1)
Excess cash contributions over pension expense	—	2	—	(2)	—	—
Share of results of significantly influenced companies	9	—	—	—	(9)	—
Other	—	—	—	—	—	—

	—	(12)	(15)	21	—	(6)
Changes in non-cash working capital:
Accounts receivables	2	—	17	(1)	—	18
Inventories	—	—	(2)	—	—	(2)
Prepaid expenses	—	—	2	(1)	—	1
Accounts payable and accrued charges	(1)	—	(10)	(8)	—	(19)

	1	—	7	(10)	—	(2)

	1	(12)	(8)	11	—	(8)

Cash flows from investing activities:
Additions to fixed assets	—	—	(5)	(1)	—	(6)
Proceeds on land sales and other	—	—	1	1	—	2
Decrease in investments	2	—	—	(2)	—	—
Other	(1)	—	—	—	—	(1)

	1	—	(4)	(2)	—	(5)
Cash flows from financing activities:
Change in operating bank loans	—	—	(15)	5	—	(10)
Repayments of long-term debt	(2)	—	—	(1)	—	(3)
Change in other long-term liabilities	—	—	1	1	—	2
Other	—	—	(1)	1	—	—

	(2)	—	(15)	6	—	(11)

	—	(12)	(27)	15	—	(24)
Foreign exchange on cash and cash equivalents held in foreign currencies	—	—	—	(1)	—	(1)

Net increase (decrease) in cash and cash equivalents	—	(12)	(27)	14	—	(25)
Cash and cash equivalents, net of bank indebtedness, beginning of period	—	14	83	8	—	105

Cash and cash equivalents, net of bank indebtedness, end of period	$—	$2	$56	$22	$—	$80

Supplemental information:
Interest paid						$9
Income tax paid						$—

15.	Comparative figures

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current period.